UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 17, 2013

Black River Petroleum Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-163815	98-0642409
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

1600 Broadway, Suite 1600

Denver, Colorado 80202

(Address of principal executive offices)(Zip Code)

Tel. (303)386-7203

Registrant's telephone number, including area code

___________________American Copper Corp.____________________

 (Former Name or Former Address if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Property Acquisition Agreement

On October 17, 2013 (the “Effective Date”), Black River Petroleum Corp. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”), with American Land and Exploration Company (“American Land”) whereby the Company acquired from American Land a 100% undivided right, title and working interest in certain oil and gas interests (the “Leases”) which comprise a parcel of 1,840.69 M/L acres in Henderson County Tennessee, the Natchez Trace Prospect (the “Property”) in exchange for $250,000 (the “Purchase Price”) to be paid as follows: (i) $25,000 within ten (10) days of the Effective Date; (ii) $25,000 within forty-five (45) days of the Effective Date, (iii) $100,000 within one hundred and thirty-five (135) days of the Effective Date; and (iv) $100,000 within two hundred and twenty-five (225) days of the Effective Date. The Company will also receive an 80% net revenue interest in the Leases. The closing is conditioned on the Company making full payment of the Purchase Price, which shall occur no later than two hundred and twenty-five days following the Effective Date. American Land is entitled to receive 7.5% of any Overriding Royalty Interest in the Leases.

Pursuant to the Purchase Agreement, the Company has agreed to pay an additional $100,000 to American Land within three hundred and fifteen (315) days of the Effective Date, subject to: (i) American Land providing the Company with a 100% undivided right, title and working interest in leases comprising an additional 2,000 acre property; (ii) the Company obtaining a first right to purchase any additional acreage in excess of 2,000 acres acquired by American Land within certain areas; and (iii) American Land shall be entitled to receive 7.5% of any Overriding Royalty Interest in such property.

The foregoing description of the terms of the Purchase Agreement are qualified in their entirety by reference to the provisions of the agreement filed as Exhibits 10.1 to this Current Report on Form 8-K (this “Report”), which is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Acquisition of Properties

On October 17, 2013, the Company has agreed to acquire a 100% right, title, and interest in the Property upon the closing of the Acquisition Agreement.

The terms of the Purchase Agreement are qualified in its entirety by reference to the description of the agreement in Item 1.01, and to the provisions of the agreement filed as Exhibit 10.1 to this Report

Description of the Property

Location

The Property is a large geomorphic anomaly located on the northeastern edge of the Mississippi Embayment in Henderson County, Western Tennessee, approximately 6.5 miles northwest of the town of Lexington. Geologically the Property is on the eastern margin of the ancient Reelfoot Rift and the prospective Trenton-Black River and Knox formations occur at a depth of only 3,000ft. An underlying 4,000ft of deeper Knox carbonate horizons, projected to continue to depth, offer potential for thick reservoir units.

Morgan No.2 Wallace Well

In 1990, a small operator attempted to drill a well on the crest of the apparent sheepherder anticline. The feature is located on the northern flanks of residual aeromagnetic and Bouger gravity anomalies. The well was drilled to a depth of 3,005ft before the hole was lost. Cuttings from several intervals between 1120ft and 1620ft exhibited solid fluorescence and oil and gas cut mud were reported on the pits. Hydrocarbons were encountered in fractured and karsted dolomite with apparent hydrothermal alteration.

Western Tennessee can be considered a frontier exploration area as only a few wells few wells have been drilled and very little seismic data acquired.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 24, 2013, the Company filed a Certificate of Amendment to its Articles of Incorporation (the “Amendment”) to change its name from “American Copper Corp.” to “Black River Petroleum Corp.”

The Company has changed its name to reflect the change in strategy to focus on the oil and gas industry. This decision was taken by management in response to disappointing results from the exploration program undertaken on the Ridgestake Copper-Gold prospect in British Columbia. It was decided that it was in the best interests of the Company not to expend any more of its resources on metals exploration in British Columbia

The Company’s management are of the opinion that, in the current economic cycle, raising further capital for grass roots metals exploration programs would be extremely challenging and it is difficult to predict when investors’ confidence in these sorts of assets will improve, as such, the Company’s management has decided to change the focus of the Company to a different, mainstream, part of the natural resources sector, specifically oil and gas, where we feel we will have a better chance of raising capital and developing a successful project.

A copy of the Amendment is filed as Exhibit 3.1 to this Report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description
3.1	Amendment to the Certificate of Incorporation.
10.1	Purchase and Sale Agreement, dated October 17, 2013, by and among Black River Petroleum Corp. (f/k/a American Copper Corp.) and American Land and Exploration Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK RIVER PETROLEUM CORP.

Dated: November 1, 2013	/s/ Alexander Stanbury
Alexander Stanbury President, Chief Executive Officer, Secretary, Treasurer, and Chief Financial Officer.